SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:
   [  ] Preliminary Proxy Statement             [  ] Confidential, for Use of
                                                     the Commission Only
   [  ] Definitive Proxy Statement                   (as permitted by Rule
                                                     14a-6(e)(2))
   [X]  Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                               WPL HOLDINGS, INC.
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.

   [  ] $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:  $500,063

        2) Form, Schedule or Registration Statement No.: Preliminary proxy materials of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company, Joint Registration Statement on
             Form S-4 of WPL Holdings, Inc. and Interstate Power Company (Registration No. 333-07931) and Joint Registration Statement on Form S-4 of WPL Holdings, Inc. and Interstate Power Company (Registration No. 333-10401).

        3) Filing Party: WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company.

        4)   Date Filed:  January 18, 1996, July 11, 1996 and August 19,
             1996.

   [The following press release was distributed to state, regional and national financial and business media by WPL Holdings, Inc. on August 20, 1996]

    [Logo]    Wisconsin Power & Light                          News
              222 W. Washington Ave.
              P.O. Box 192
              Madison, WI  53701-0192
    ________________________________________________________________________

                                                         For more information
                                          contact Pat McMahan at 608/252-3186
                                           or Todd Van Fossen at 608/252-3924


   BAIRD RECOMMENDS APPROVAL OF THREE-WAY UTILITY MERGER

        MADISON, Wis., August 20, 1996 -- Citing its "superior long-term returns," Robert W. Baird & Co., Inc. today recommended shareowner approval of a proposed three-way business combination involving IES Industries, Inc., Interstate Power Co. and WPL Holdings, Inc.

        The three companies announced plans in November 1995 to combine as Interstate Energy Corp. On August 4, MidAmerican Energy Corp. (MEC), of Des Moines, made an unsolicited offer to acquire IES. Last week, the MidAmerican offer was unanimously rejected by the IES board of directors, and a new stock exchange ratio for IES shareowners was announced by the three merger partners.

        Baird, a regional investment banking firm, has released an analysis that supports the three-way combination.

        "We recommend that IES shareholders pass up the potential near-term benefits offered by MEC's team and join IEC, a team we believe offers superior long-term returns to shareholders and has the higher probability of receiving regulatory approvals in the next eight months," Baird concludes.

        The new IEC will be a strong and viable supplier in the competitive, regional energy marketplace of the future, according to officials from the three merger partners.

        Once shareowner and regulatory approvals are received, IEC will form the 34th largest utility holding company in the United States, with more than one million electric and natural gas customers in four states.

        IES, IPC and WPLH will hold separate shareowner meetings on Sept. 5, at which shareowners will vote on the three-way combination to form Interstate Energy Corp. MidAmerican already has launched a proxy fight in an effort to convince IES shareowners to vote against the Interstate Energy Corp. proposal.

                                       -0-
                                                                      NR81-96

   Editor's Note:  the 5-page Baird report is available from WP&L
   (608/252-3182).

   [The following is the voice-mail message broadcast to all WPL Holdings, Inc. employees on August 20, 1996]

   VOICE MAIL TO WPLH EMPLOYEES - AUGUST 20, 1996

   On behalf of Erroll Davis, this is Nino Amato with a voice-mail message to all WPL Holdings employees.

   As you know, last Friday, the three Interstate Energy Corporation merger partners announced the agreement of a new stock-exchange ratio for IES shareowners.

   Many of you, in fact, may have seen newspaper accounts of this announcement that included comments on our announcement from the regional investment banking firm of Robert W. Baird & Co.

   We are very pleased to report that today, Robert W. Baird is encouraging IES shareowners to pass on MidAmerican's proposal and stick with Interstate Energy Corporation as the best long-term investment.

   To quote directly from the August 19 Baird report:

   "We recommend that IES shareholders pass up the potential near-term benefits offered by MEC's team and join IEC, a team we believe offers superior long-term returns to shareholders and has the higher probability of receiving regulatory approvals in the next eight months."

   All three merger partners are very pleased with the Baird recommendation and the signal it sends the regional investor community.

   By tomorrow, you will receive a News Bulletin with additional information pertaining to this message.

   I also want to assure you that we continue to work aggressively with our Iowa partners to move our merger agreement forward in the best strategic interests of our customers, shareowners and employees.

   As always, we will keep everyone informed of any new events that should unfold.

   In the meantime, please continue to work safely and do not hesitate to contact the Interstate Energy Corporation Merger Hotline at 1-800-818-2041 with any questions you may have.

   Thank you.